                                                                    EXHIBIT 5.1

                 [Letterhead Of Brown & Wood LLP Appears Here]

                                                              November 17, 1999

Tritel, Inc.
111 E. Capitol Street
Suite 500
Jackson, MS 39201

     Re: Tritel, Inc.
            Registration Statement on
            Form S-1

Ladies and Gentlemen:

    We have acted as counsel to Tritel, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company
of up to        shares of the Company's Class A common stock (the "Shares")
pursuant to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

    This opinion is being delivered in accordance with the requirements of
Item 16(a) of Form S-1 and Item 601(b)(5) of Regulation S-K under the Act. Capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Registration Statement.

    In our capacity as counsel in connection with such registration, we are familiar with the proceedings proposed to be taken by the Company in connection with the authorization and issuance of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents and instruments as we have deemed appropriate for the opinions contained herein. To the extent we deemed appropriate, we have relied as to certain factual matters on oral or written statements of officers or directors of the Company.

    We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

    Based upon the foregoing, and subject to the other assumptions, qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement, as finally amended (including all necessary post-effective amendments) has become effective under the Act and upon issuance thereof in the manner described in the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

    We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the laws of the State of Delaware and the federal laws of the United States of America. We are not expressing any opinion with respect to matters arising under or governed by the Communications Act, the 1996 Act, or the rules and regulations of the FCC promulgated thereunder.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

                                          Very truly yours,

                                          /s/ Brown & Wood LLP